EXHIBIT 10.28

To:	Brian K. Finneran
From:	Tom O’Brien
Re:	Incentive Compensation Award
Date:	January 28, 2010

This memo summarizes your recent Incentive Compensation Award

The approved incentive compensation award was:

Cash	$70,000
Restricted Stock	$50,000

Cash Award

On December 31, 2009, a deposit of $68,985.00 was made to Deferred Compensation account number             . This represented the cash award minus the employer and employee FICA. The account will bear interest at the applicable federal long term rate as adjusted each quarter.

You may not access the funds in this account until one of the following events was to occur:

You are no longer employed at the Bank
You are no longer deemed one of the top five highly compensated employees
The Bank has repaid the TARP Funds.

Attached is a beneficiary form, please complete and return to HR, attention Mary Durkin.

Restricted Stock Award

On December 31, 2009, you were granted a $ 50,000 Restricted Stock Award.

The award was converted to 6896 shares of stock, based on a closing stock price of $7.25 as of December 30, 2009.

Your vesting schedule reflects that you received credit for six months. You will vest one third on March 25, 2012, one third on March 25, 2013 and the remainder to vest on March 25, 2014.

Enclosed is a duly executed copy of the Restricted Stock Award agreement.